Exhibit 99.1

Media Contact:	Investor Relations Contacts:

Drew Crowell	Keith D. Terreri, VP Finance and Treasurer
GolinHarris for MetroPCS	Jim Mathias, Director Investor Relations
E-mail: dcrowell@golinharris.com	E-mail: investor_relations@metropcs.com
Phone: 972.341.2581	Phone: 214.570.4641

MetroPCS Introduces Wireless for AllSM Nationwide Service Plans

with No Hidden Taxes or Regulatory Fees

New service plans starting at $40 give consumers unlimited talk, text and Web with local, state taxes and regulatory fees included

DALLAS – (Jan.12, 2010) — MetroPCS Communications, Inc. (NYSE: PCS) today announces the launch this week of Wireless for AllSM, its new family of service plans that includes four all-inclusive monthly service plans which encompass taxes and regulatory fees and gives consumers added simplicity and predictability in their wireless services. MetroPCS is providing more choice of unlimited nationwide talk, text and Web service plans ranging from $40 to $60 per month, as well as smartphones, messaging devices and feature handsets.

“Wireless for All means we’re offering predictable, affordable and flexible service plans for all consumers with no hidden costs or charges,” said Roger D. Linquist, president, CEO and chairman of the board of MetroPCS. “We’re simplifying our service plans and eliminating the guesswork associated with regulatory fees and state and local taxes that, in the past, have caused consumers’ monthly bills to fluctuate. Just as we pioneered no contract, flat-rate and unlimited services, we remain committed to delivering innovative, competitive service plans, a high-quality wireless network and more choices of affordable phones.”

MetroPCS’ new service plans now start at $40 and all plans offer unlimited nationwide talk, text, and Web services. Other service plans at $45, $50 and $60 offer additional options and features to match any mobile lifestyle including unlimited international long distance calling to more than 1,000 destinations in more than 100 countries. With an expanding portfolio of nearly 20 handsets that begin at $29, MetroPCS allows value-conscious consumers to do more with add-on features such as GPS turn-by-turn navigation, mobile music, social networking, premium directory assistance, international text messaging, unlimited calling to Mexico and the world and more. No matter which plan they choose, consumers have the flexibility to add or change services without worrying about long-term contracts, termination fees or other costs.

For more details on Wireless for All service plan options and pricing, please visit www.metropcs.com/plans.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat rate with no signed contract. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served and has access to licenses covering a population of approximately 143 million people in many of the largest metropolitan areas in the United States. As of December 31, 2009, MetroPCS had over 6.6 million subscribers. For more information, please visit www.metropcs.com.

Wireless for All is a registered service mark of MetroPCS Wireless, Inc. All rights reserved.

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